                                                                    Exhibit 99.2


                               [PRESS RELEASE]
    Ciphergen Biosystems, Inc., 6611 Dumbarton Circle, Fremont, CA 94555


FOR IMMEDIATE RELEASE:


Ciphergen Biosystems, Inc.                                    Investor Relations
Sue Carruthers                                                Lilian Stern
510-505-2297                                                  212-315-0145
scarruthers@ciphergen.com                                     lilian@sternir.com

Ciphergen Forecasts Fourth Quarter Revenues

FREMONT, CA, JANUARY 8, 2001 - Ciphergen Biosystems, Inc. (NASDAQ: CIPH) announced that its preliminary revenue forecast for the fourth quarter ending December 31, 2000 will be approximately $3 million, or approximately 10-15% below previous company expectations. This preliminary revenue forecast constitutes an increase of approximately 50% over the fourth quarter of 1999, and results in total revenue for the year ended December 31, 2000 of approximately $9 million, an increase of approximately 80% over 1999. These preliminary revenue estimates are subject to final accounting and audit processes and, therefore, could change. Ciphergen plans to report final results for the fourth quarter and fiscal year 2000 on February 8, 2001, at which time we will hold a conference call to review activities during the quarter.

William Rich, President and CEO, commented: "We are pleased with our continuing progress in expanding the market for our ProteinChip-Registered Trademark-System and Arrays. System sales reached a new quarterly high, despite the fact that several anticipated orders to the NIH and to academic customers which are dependent on funding through NIH grants were negatively impacted during the quarter by the political uncertainty in Washington which led to the NIH budget for its fiscal year beginning October 1 not being approved until the final weeks of December. That budget, when finally approved, calls for a 13% increase in funding for the NIH, but came too late in the quarter to permit several expected sales to affected customers."

Other Fourth Quarter Highlights

     - During the quarter, Ciphergen completed an initial study to discover and identify potential biomarkers in the field of major depression in conjunction with Mindsense Biosystems, Ltd., a company developing diagnostics for major psychiatric illnesses. We have extended this work into a larger project beginning in the first quarter of 2001.

     - Ciphergen continued projects in prostate and bladder cancer with two academic collaborators, and commenced a major collaboration with Johns Hopkins aimed at the discovery of novel protein biomarkers in six major cancers.

     - In addition, we reached agreement with two multinational pharmaceutical companies to conduct paid feasibility studies as potential precursors to larger research collaborations. One of these projects focuses on identifying biomarkers for toxicology and the other involves identifying biomarkers that would be relevant to clinical trials stratification (pharmacoproteomics). The actual work for these projects will commence in the first quarter of 2001 and represent exciting applications of our technology in drug development.


Ciphergen develops, manufactures and markets the ProteinChip-Registered Trademark- System that enables protein discovery, characterization and assay development to provide researchers with a better understanding of biological functions at the protein level. The ProteinChip System is a novel, enabling tool in the emerging field of protein-based biology research, known as proteomics. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring of disease progression and the therapeutic effects of drugs. Ciphergen believes proteomics will be a major focus of biological research by enhancing the understanding of gene function and the molecular basis of disease.

                                       3

All statements herein that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, including statements regarding Ciphergen's "intentions," "expectations," "beliefs," "strategies," "hopes," "may" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Ciphergen from those projected, including, but not limited to, uncertainties related to final revenue results, the impact of NIH funding for potential customers, the discovery and validation of biomarkers for disease diagnosis, toxicology and clinical trial stratification, and the progression of initial studies with other parties into larger research efforts. Ciphergen undertakes no obligation to update such forward-looking statements. These and other risk factors are discussed in greater detail in Ciphergen's Registration Statement on Form S-1 as filed on September 29, 2000 and other securities filings with the SEC available on the Edgar website.

CIPHERGEN and PROTEINCHIP are registered trademarks of Ciphergen Biosystems, Inc.


                                      #####